Exhibit 10.1
Execution Version

LETTER OF CREDIT FACILITY AGREEMENT dated as of September 27, 2023 between ARCH REINSURANCE LTD., as the Borrower, and LLOYDS BANK CORPORATE MARKETS PLC, as L/C Issuer,

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SCHEDULES
2.01	Commitment
5.12	Subsidiaries
7.03	Existing Liens
7.04	Existing Indebtedness
10.02	L/C Issuer’s Office; Certain Addresses for Notices

EXHIBITS
A	Form of Compliance Certificate
B	Form of Letter of Credit Application
C	Form of Letter of Credit
D	Form of Extension Request

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LETTER OF CREDIT FACILITY AGREEMENT
This LETTER OF CREDIT FACILITY AGREEMENT (as amended, restated, modified and/or supplemented from time to time, this “Agreement”) is entered into as of September 27, 2023 between ARCH REINSURANCE LTD., an exempted company limited by shares incorporated under the laws of Bermuda and licensed as a Class 4 and Class C insurer under the Bermuda Insurance Act (as defined below) (the “Borrower”), and LLOYDS BANK CORPORATE MARKETS PLC (the “L/C Issuer”).
WHEREAS, the Borrower has requested that the L/C Issuer provide a standby letter of credit facility for the account of the Borrower; and
WHEREAS, the L/C Issuer is willing to provide such letter of credit facility to the Borrower on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.    DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Account Bank” means any “bank” within the meaning of Section 9-102(a)(8) of the UCC at which any deposit account is held, which shall be (a) located in the United States and (b) reasonably acceptable to the L/C Issuer.
“Acquired Indebtedness” means Indebtedness of the Parent or a Subsidiary of the Parent acquired pursuant to an acquisition not prohibited under this Agreement (or Indebtedness assumed at the time of such acquisition of an asset securing such Indebtedness); provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition.
“Act” has the meaning specified in Section 10.18.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Alternative Currency” means Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.06.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“A.M. Best” means A.M. Best Company, Inc.
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“Applicable Insurance Regulatory Authority” means, when used with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Regulated Insurance Company.
“Applicable Rate” means 0.65% per annum.
“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the L/C Issuer to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Arch Europe” means Arch Insurance (UK) Limited, a private company limited by shares incorporated under the laws of England and Wales.
“AREUL” means Arch Reinsurance Europe Underwriting Designated Activity Company, a designated activity company organized under the laws of Ireland.
“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitment pursuant to Section 2.05 and (c) the date of termination of the commitment of the L/C Issuer to make Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for
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purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Bermuda Companies Law” means the Companies Act 1981 of Bermuda (as amended) and other relevant Bermuda law.
“Bermuda Insurance Act” means the Insurance Act 1978 of Bermuda (as amended).
“BofA Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of August 23, 2023 between, among others, the Parent, the Borrower, the other borrowers party thereto from time, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent.
“BofA Designated Subsidiary Borrower” has the meaning assigned to the term “Designated Subsidiary Borrower” in the BofA Credit Agreement.
“BofA Security Documents” has the meaning assigned to the term “Security Documents” in the BofA Credit Agreement.
“BofA Subsidiary Guaranty” has the meaning assigned to the term “Subsidiary Guaranty” in the BofA Credit Agreement.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the L/C Issuer’s Office with respect to Obligations denominated in Dollars is located.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash” means cash in Dollars.
“Cash Collateralize” means to pledge and deposit with or deliver to the L/C Issuer, for the benefit of the L/C Issuer, as collateral for the Obligations, cash or deposit account balances or, if the L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Control” means (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder) shall have become the beneficial owner (as defined in rules promulgated by the SEC) of more than 50% of the voting securities of the Parent or (b) the Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower (other than directors’ or similar nominal shares).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental
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Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means the commitment of the L/C Issuer pursuant to Section 2.01 to issue Letters of Credit for the account of the Borrower, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth on Schedule 2.01, as such amount may be adjusted from time to time in accordance with this Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A.
“Consolidated Indebtedness” means, as of any date of determination, (i) all Indebtedness of the Parent and its Subsidiaries which at such time would appear on the liability side of a balance sheet of such Persons prepared on a consolidated basis in accordance with GAAP (excluding Indebtedness described in clauses (m) and (n) of the definition of “Permitted Subsidiary Indebtedness”) plus without duplication (ii) any Indebtedness for borrowed money of any other Person (other than the Parent or any of its Subsidiaries) as to which the Parent and/or any of its Subsidiaries has created a Guarantee (but only to the extent of such Guarantee). For the avoidance of doubt, “Consolidated Indebtedness” shall not include any Guarantees of any Person under or in connection with letters of credit or similar facilities so long as no unreimbursed drawings or payments have been made in respect thereof.
“Consolidated Net Worth” means, for each of the Parent and the Borrower, as of any date of determination, the amount set forth on the most recently available consolidated balance sheet of such Person as “Total shareholders’ equity available to Arch”, determined on a consolidated basis in accordance with GAAP (excluding the effects of Financial Accounting Statement No. 115).
“Consolidated Tangible Net Worth” means, for any Person, as of the date of any determination, Consolidated Net Worth of such Person and its Subsidiaries on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.
“Consolidated Total Capital” means, as of any date of determination, the sum of (i) Consolidated Indebtedness and (ii) Consolidated Net Worth of the Parent at such time.
“Control” means the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of a corporation or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
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“Control Agreement” means, with respect to any deposit account of Borrower, an agreement among the Borrower, the applicable Account Bank and the L/C Issuer with respect to such deposit account in which a security interest is purported to be granted to the L/C Issuer.
“Credit Documents” means this Agreement, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 and any other agreement, instrument or document executed by the Borrower and designated by its terms as a Credit Document.
“Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“Credit Protection Agreement” means any over-the-counter arrangement designed to transfer credit risk from one party to another, including credit default swaps (including, without limitation, single name, basket and first-to-default swaps), total return swaps and credit-linked notes.
“Debt Rating” means, as of any date of determination, (i) in the case of S&P, the issuer credit rating of the Parent and (ii) in the case of Moody’s, the Parent's non-credit-enhanced, senior unsecured long-term debt.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, and in the case of Bermuda, Part XIII of Bermuda Companies Law and the Companies (Winding-Up) Rules 1982 (as amended) or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means a rate equal to the Prime Rate plus the Applicable Rate plus 2.0% per annum.
“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.
“Dispositions” has the meaning specified in Section 7.02(b).
“Dividends” has the meaning specified in Section 7.06.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established
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in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union from time to time, Iceland, Liechtenstein, Norway and any other country that the L/C Issuer (acting reasonably) considers to be an EEA Member Country.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any of (a) an Affiliate of the L/C Issuer, (b) a financial institution having a senior unsecured debt rating of not less than “A,” or its equivalent, by S&P or (c) any other Person (other than a natural person) approved by (i) the L/C Issuer and (ii) unless an Event of Default has occurred and is continuing, the Borrower (with such approval not to be unreasonably withheld or delayed); provided, however, that in all cases such assignee must be a NAIC Approved Bank.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, shares of capital stock or issued shares of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock or shares (of whatever class) in its capital of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock or shares (of whatever class) in its capital of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination; provided, however, that in no event shall Indebtedness that is convertible into or exchangeable for shares be considered Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Sections 414(b) and (c) of the
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Code, and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) as the Borrower or any of its Subsidiaries.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the L/C Issuer or required to be withheld or deducted from a payment to the L/C Issuer, (a) (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of the L/C Issuer being organized under the laws of, or having its principal office or the L/C Issuer's Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) and (ii) Taxes that are Other Connection Taxes, (b) any U.S. federal withholding Tax imposed on amounts payable to or for the account of the L/C Issuer with respect to an applicable interest in a Commitment pursuant to a law in effect on the date on which (i) the L/C Issuer acquires such interest in the Commitment or (ii) the L/C Issuer changes the L/C Issuer's Office, except in each case to the extent that, pursuant to Section 3.01 (a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to the L/C Issuer’s assignor immediately before the L/C Issuer acquires the applicable interest in the Commitment or to the L/C Issuer immediately before it changed the L/C Issuer's Office, (c) [reserved], (d) Taxes attributable to the L/C Issuer’s failure to comply with Section 3.01(e) and (e) any Taxes imposed pursuant to FATCA.
“Facility Amount” means $175,000,000.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471 (b) (1) of the Code, and any intergovernmental agreements, treaties or conventions (or any legislation, regulations, rules or official administrative practices) implementing any of the foregoing.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“Financial Officer” of the Borrower means the chief financial officer, principal accounting officer, treasurer, controller or assistant controller (or a person serving in an equivalent role) of the Borrower. Any document delivered hereunder that is signed by a Financial Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Financial Strength Rating” means with respect to any Regulated Insurance Company, the financial strength rating of such Regulated Insurance Company as determined by A.M. Best or S&P.
“Fitch” means Fitch Ratings Inc., and any successor thereto.
“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent or any one or more of its Subsidiaries primarily for the benefit of
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employees of the Parent or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income and which plan is not subject to ERISA or the Code.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FRBNY” means the Federal Reserve Bank of New York, or any other Governmental Authority that is a successor or supplemental lender under TALF.
“GAAP” means accounting principles generally accepted in the United States set forth in the Financial Accounting Standards Board Codification or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied. For purposes of Arch Europe and AREUL, this shall mean the accounting principles in the United Kingdom or Ireland, respectively, which are required to be applied by Arch Europe and AREUL to their respective financial statements and accounts by the Applicable Insurance Regulatory Authority and/or Governmental Authority, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Greysbridge” means Greysbridge Holdings Ltd., an exempted company limited by shares incorporated under the laws of Bermuda.
“Greysbridge Control Transaction” means any transaction or series of related transactions pursuant to which the Parent acquires, directly or indirectly, 50% or more of the voting securities of Greysbridge from existing holders of such voting securities pursuant to put options entered into in connection with the Greysbridge equity financing.
“Greysbridge Sell-Down Transaction” means any transaction or series of related transactions pursuant to which the Parent ceases to own, directly or indirectly, 50% or more of the voting securities of Greysbridge.
“Guarantee” of or by any Person (the “guarantor”) means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) obligations of any Regulated Insurance Company under Insurance Contracts, Reinsurance Agreements or Retrocession Agreements. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of
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which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreements” means any equity short sales, any foreign exchange contracts, currency swap agreements, commodity price hedging arrangements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such property at such date of determination (determined in good faith by the Borrower or the Parent, as applicable) and (B) the amount of such Indebtedness of such other person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) the net obligations of such Person under Interest Rate Protection Agreements, Hedging Agreements and Credit Protection Agreements and (i) all reimbursement obligations of such Person in respect of drawn letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (u) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses in each case arising in the ordinary course of business, (v) obligations of Regulated Insurance Companies with respect to Policies, (w) obligations arising under deferred compensation plans of the Parent and its Subsidiaries in effect on the date hereof or which have been approved by the board of directors of the Parent, (x) obligations with respect to products underwritten by Regulated Insurance Companies in the ordinary course of business, including insurance policies, annuities, performance and surety bonds and any related contingent obligations (y) reinsurance agreements entered into by any Regulated Insurance Company in the ordinary course of business and (z) Preferred Securities.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
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“Insignificant Subsidiary” means any Subsidiary, other than any BofA Designated Subsidiary Borrower or any party to the BofA Subsidiary Guaranty, which has assets, earnings or revenues which, if aggregated with the assets, earnings or revenues, as the case may be, of all other Subsidiaries of the Parent with respect to which an event described under Section 8.01(e) has occurred and is continuing, would have assets, earnings or revenues, as the case may be, in an amount less than 10% of the consolidated assets, earnings or revenues, as the case may be, of the Parent and its Subsidiaries as of the end of the most recent fiscal quarter of the Parent for which financial statements are available.
“Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.
“Insurance Contract” means any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement or Retrocession Agreement.
“Insurance Licenses” means licenses (including licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and/or reinsurance business.
“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement, interest rate futures contract traded on a nationally or internationally recognized exchange (including, but not limited to, the Chicago Board of Trade, Chicago Mercantile Exchange, New York Mercantile Exchange, New York Futures Exchange and London International Financial Futures Exchange) or other similar agreement or arrangement.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower in respect of such Letter of Credit.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Issuer’s Office” means, with respect to any currency, the L/C Issuer's address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the L/C Issuer may from time to time notify to the Borrower.
“L/C Obligations” means, at any time, the sum without duplication, of (a) the Dollar Equivalent of the aggregate amount available to be drawn under the outstanding Letters of Credit, plus (b) the aggregate unpaid amount of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination any amount may still be drawn under a Letter of
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Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form of Exhibit B hereto or such other form as from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the date that is the first anniversary after the Maturity Date.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the FRB.
“Material Adverse Effect” means (i) a material adverse effect on the business, operations, property or financial condition of the Parent and its Subsidiaries taken as a whole or (ii) a material adverse effect on (x) the rights and remedies of the L/C Issuer under the Credit Documents, (y) the ability of the Borrower to perform its obligations under the Credit Documents or (z) the legality, validity or enforceability of any Credit Document.
“Maturity Date” means September 27, 2025 (or, if applicable, such later date as may be agreed in writing between the L/C Issuer and the Borrower in accordance with Section 2.12); provided, however, that if any such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 10.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent, any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Parent, such Subsidiary or such ERISA Affiliate contributed to or had an obligation to contribute to such plan, or any other such plan with respect to which Parent, any of its Subsidiaries or any of its ERISA Affiliates has any liability under Title IV of ERISA, contingent or otherwise.
“NAIC” means the National Association of Insurance Commissioners and any successor thereto.
“NAIC Approved Bank” means any bank listed on the most current list of banks approved by the Securities Valuation Office of the NAIC and acting through the branch so listed.
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“Obligations” means all advances to, and debts, liabilities and obligations of the Borrower arising under any Credit Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation or company, the certificate or articles of incorporation and the bye-laws or bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to the L/C Issuer, Taxes imposed as a result of a present or former connection between the L/C Issuer and the jurisdiction imposing such Tax (other than connections arising solely from the L/C Issuer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, participation or change in the L/C Issuer's Office (other than an assignment or change in the L/C Issuer's Office made pursuant to Section 3.06).
“Outstanding Amount” means with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.
“Parent” means Arch Capital Group Ltd., an exempted company limited by shares incorporated under the laws of Bermuda.
“Parent Leverage Ratio” means, at any time, the ratio of (i) Consolidated Indebtedness at such time to (ii) Consolidated Total Capital at such time.
“Participating Member State” means each state so described in any EMU Legislation.
“PBGC” means the Pension Benefit Guaranty Corporation.
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“Permitted L/C Facilities” means (i) the Letter of Credit Facility Agreement, dated as of November 3, 2020 (as amended by that certain Amendment No. 1 dated as of October 29, 2021 and certain Amendment No. 2 and Joinder dated as of October 27, 2022, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time), between the Borrower and Lloyds Bank Corporate Markets plc, which provides for the issuance of letters of credit in an aggregate amount up to an amount set forth therein (which amount is $400,000,000 as of the Closing Date) (and any replacements, renewals and extensions thereof and any successor facilities), (ii) this Agreement, and (iii) any Letter of Credit obtained by the Borrower or any of its Subsidiaries in the ordinary course of business and secured by cash and securities (other than Equity Interests of the Parent or any of its Subsidiaries).
“Permitted Subsidiary Indebtedness” means:
(a)    [reserved];
(b)    Indebtedness of any Subsidiary of the Parent existing on the date hereof and listed on Schedule 7.04 and refinancings by such Subsidiary thereof; provided that the aggregate principal amount of any such refinancing Indebtedness is not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premiums paid thereon and fees and expenses associated therewith;
(c)    Indebtedness of any Subsidiary of the Parent under any Interest Rate Protection Agreement or Hedging Agreement, in each case entered into in the ordinary course of business in managing such Subsidiary’s investment portfolio;
(d)    any Indebtedness owed by Subsidiaries of the Parent to the Parent or any of its Subsidiaries;
(e)    Indebtedness in respect of purchase money obligations and Capital Lease Obligations of any Subsidiary of the Parent, and refinancings thereof; provided that the aggregate principal amount of all such purchase money obligations and Capital Lease Obligations outstanding under this clause (e) does not exceed $25,000,000 at the time of incurrence of any new Indebtedness permitted by this clause (e);
(f)    Indebtedness of any Subsidiary of the Parent in respect of letters of credit issued to reinsurance cedents, in connection with requirements of Lloyd’s of London for syndicates owned by any Subsidiary of the Parent, or to lessors of real property in lieu of security deposits in connection with leases of any Subsidiary of the Parent, in each case in the ordinary course of business;
(g)    Indebtedness of any Subsidiary of the Parent incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;
(h)    Acquired Indebtedness of Subsidiaries of the Parent;
(i)    Indebtedness incurred under securities lending arrangements entered into in the ordinary course of business;
(j)    Indebtedness incurred under Credit Protection Agreements entered into in the ordinary course of business;
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(k)    additional Indebtedness of Subsidiaries of the Parent not otherwise permitted under this definition or the other exceptions to Section 7.04; provided that the aggregate principal amount of Indebtedness outstanding under this clause (k) shall not exceed 15% of the Parent's Consolidated Net Worth at the time of incurrence of any new Indebtedness permitted by this clause (k);
(l)    Indebtedness in the form of earn-out obligations;
(m)    Indebtedness incurred under TALF in an amount not to exceed $800 million at any one time outstanding;
(n)    Indebtedness owing to Federal Home Loan Banks by Regulated Insurance Companies in an amount not to exceed $600 million at any one time outstanding; and
(o)    Indebtedness arising from Guarantees made by any Subsidiary of the Parent of Indebtedness of the type described in the other clauses of this definition.
“Person” means any natural person, corporation, exempted company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “pension plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent or any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Parent, any of its Subsidiaries or any of its ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan, or any such plan to which the Parent, any of its Subsidiaries or any of its ERISA Affiliates has any liability under Title IV of ERISA, contingent or otherwise.
“Policies” means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated Insurance Company and any coinsurance agreements entered into or to be entered into by any Regulated Insurance Company.
“Preferred Securities” means, at any time with respect to any Person, any preferred capital stock or shares of such Person that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common or capital stock, or issued shares, of any other class of such Person.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of the Federal Reserve System of the United States in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably by the L/C Issuer) or any similar release by the Board of Governors of the Federal Reserve System of the United States (as determined reasonably by the L/C Issuer); provided that if the Prime Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
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“Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to the Borrower, in whole or in part.
“Regulated Insurance Company” means any Subsidiary of the Parent, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.
“Reimbursement Obligation” means the obligation of the Borrower to reimburse the L/C Issuer for any payment actually made by the L/C Issuer under any Letter of Credit, together with interest thereon payable as provided herein.
“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement whereby any Regulated Insurance Company agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Regulated Insurance Company under a policy or policies of insurance issued by such Regulated Insurance Company or under a reinsurance agreement assumed by such Regulated Insurance Company.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to the Borrower, the chief executive officer, any Financial Officer, the president, general counsel or any vice president of the Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Section 2.03, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the L/C Issuer. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.
“Revaluation Date” means with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof or extending the expiration thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) such additional dates as the L/C Issuer shall require and (v) solely for the purposes of Section 2.04(d), such additional dates as the Borrower shall request.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
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“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the L/C Issuer to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction(s)” means any sanction administered or enforced by the United States government (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.
“SAP” means, with respect to any Regulated Insurance Company, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Article VI, including defined terms used therein, are subject (to the extent provided therein) to Section 1.03.
“SEC” means the United States Securities and Exchange Commission or any successor entity.
“Securities Intermediary” means any “securities intermediary” within the meaning of Section 8.102(a)(14) of the UCC at which any securities account is held, which shall be (a) located in the United States and (b) reasonably acceptable to the L/C Issuer.
“Service of Process Agent” means White & Case LLP.
“Spot Rate” for a currency means the rate determined by the L/C Issuer to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the L/C Issuer may obtain such spot rate from another financial institution designated by the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Statutory Statements” means, with respect to any Regulated Insurance Company for any fiscal year or fiscal quarter, the annual or quarterly financial statements of such Regulated Insurance Company as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits.
“Sterling” and “£,” mean the lawful currency of the United Kingdom.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, company, limited liability company, partnership, association or other entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more Subsidiaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, that, notwithstanding anything to the contrary in this Agreement, (x) at any time that Parent does not, directly or indirectly, own 50%
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or more of the voting securities of Greysbridge, the definition of Subsidiary or Subsidiaries of the Parent shall not include Greysbridge and its Subsidiaries, for any purpose, (y) the Borrower shall provide prompt (and in any event within five (5) Business Days) written notice to the L/C Issuer of the occurrence of any Greysbridge Control Transaction and (z) commencing with the third fiscal quarter after the occurrence of such Greysbridge Control Transaction (so long as a Greysbridge Sell-Down Transaction shall not have occurred), Greysbridge and its Subsidiaries shall be considered “Subsidiaries” of the Parent for all purposes (including, for the avoidance of doubt, for purposes of any consolidated financial statements delivered pursuant to Section 6.01 hereof) until such time as a Greysbridge Sell-Down Transaction shall have occurred; provided, the Borrower shall provide prompt (and in any event within five (5) Business Days) written notice to the L/C Issuer of any such Greysbridge Sell-Down Transaction.
“TALF” means the Term Asset-Backed Securities Loan Facility, under which FRBNY will provide funding on a non-recourse basis (subject to certain exceptions to the non-recourse provisions under TALF) to any eligible borrower secured by eligible collateral, as announced by the FRB and in effect on August 12, 2020 and as thereafter amended or otherwise modified from time to time, and including (i) any successor or supplemental program thereto and (ii) any similar program thereto announced by the FRB or U.S. government (or any agency, department or branch thereof) and in effect from time to time, provided that (x) the terms of such program are not adverse to the L/C Issuer and (y) the impact of such program on, or the application of such program to, the L/C Issuer is not adverse to the L/C Issuer.
“Taxes” means all present or future taxes, levies, imposts, duties, withholdings (including backup withholding), assessments, or other similar charges, fees or deductions imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the issuing of Letters of Credit and the use of the proceeds thereof.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UCP” means the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance of a Letter of Credit or, in the case of Letters of Credit issued to back Reinsurance Agreements, such earlier version thereof as may be required by the applicable Governmental Authority or beneficiary.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(ii).
“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person to the extent all of the capital stock, issued shares or other ownership interests in such Subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person; provided, however, that Alternative Re Holdings Limited shall be a considered a Wholly-Owned
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Subsidiary of the Parent provided the Parent owns directly or indirectly all of the voting capital stock or other voting ownership interests in such Subsidiary.
“Withholding Agent” means the Borrower and the L/C Issuer.
“Write-Down and Conversion Powers” means,
(a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule;
(b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(c) in relation to any other application Bail-In Legislation, any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, refinanced, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same
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meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or partnership, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) or partnership, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or partnership shall constitute a separate Person hereunder (and each division of any limited liability company or partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03    Accounting Terms
(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the L/C Issuer that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, any election or requirement to measure any financial liability using fair value shall be disregarded. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Notwithstanding the foregoing, for purposes of computing any amount under this Agreement (including, but not limited to, Consolidated Indebtedness, Consolidated Net Worth, Consolidated Tangible Net Worth, Consolidated Total Capital and Parent Leverage Ratio) on a consolidated basis for any purpose under this Agreement, including, but not limited to, Section 7.07 and Section 7.08, (x) to the extent (1) borrowed to be deployed into eligible investments under TALF or (2) secured by Liens on eligible collateral under TALF, all Indebtedness incurred under TALF shall be excluded and (y) all Indebtedness owing to Federal Home Loan Banks by Regulated Insurance Companies shall be excluded.
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1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Exchange Rates; Currency Equivalents.
(a)    The L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the L/C Issuer or the L/C Issuer, as applicable.
(b)    Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the L/C Issuer.
1.06    Additional Alternative Currencies.
(a)    The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Any such request shall be subject to the approval of the L/C Issuer.
(b)    Any such request shall be made to the L/C Issuer not later than 11:00 a.m., 15 Business Days prior to the date of the desired Credit Extension. The L/C Issuer shall notify the Borrower not later than 11:00 a.m. ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of the Letters of Credit in such requested currency.
(c)    Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding clause (b) shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency.
1.07    Change of Currency.
(a)    Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the L/C Issuer may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. In the event that any member state of the European
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Union withdraws its adoption of the Euro and adopts another currency, the adopted currency shall not be an Alternative Currency unless it is either an existing Alternative Currency or is approved in accordance with Section 1.06.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the L/C Issuer may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.    THE COMMITMENT AND L/C CREDIT EXTENSIONS
2.01    L/C Credit Extensions. Upon and subject to the terms and conditions hereof and as more fully set forth in Section 2.03, the L/C Issuer hereby agrees that it shall issue one or more Letters of Credit during the Availability Period in Dollars or an Alternative Currency with an aggregate face amount not to exceed the Facility Amount, in each case at the request of the Borrower and for the account of the Borrower.
2.02    [Reserved].
2.03    Letters of Credit.
(a)    Commitment.
(i)    Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the Credit Extension so requested complies with the conditions set forth in Section 2.01 and this Section 2.03. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the Availability Period, obtain Letters of Credit to replace Letters of Credit that have expired or have been returned for cancellation or that have been drawn upon and reimbursed; provided that no more than 150 Letters of Credit may be outstanding at any one time.
(ii)    The L/C Issuer shall not issue any Letter of Credit, if:
(A)    subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the L/C Issuer has approved such expiry date in writing;
(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the L/C Issuer has approved such expiry date in writing; or
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(C)    if, after giving effect thereto, the outstanding stated amount of all Letters of Credit would exceed the Facility Amount.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve, capital or liquidity requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally (it being acknowledged by the L/C Issuer that, as of the date hereof, the issuance of Letters of Credit for purposes of supporting reinsurance and insurance obligations or to meet insurance regulatory requirements would not violate any such policy);
(C)    except as otherwise agreed by the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;
(D)    such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)    such Letter of Credit is not substantially in the form of Exhibit C (provided that the L/C Issuer will agree to reasonable changes to such form, not adverse to interests of the L/C Issuer, necessary to satisfy any then applicable requirements of the applicable insurance regulators);
(F)    [reserved]; or
(G)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)    The L/C Issuer shall not be required to amend any Letter of Credit if (A) the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer not later
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than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the name of the account party, which shall be the Borrower; (B) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (C) the amount and currency thereof; (D) [reserved]; (E) the expiry date thereof (which shall be the earlier of the date which is twelve months from the date of issuance) or the Letter of Credit Expiration Date; (F) the name and address of the beneficiary thereof, which shall not be a member of the Lloyd’s of London syndicate; (G) the documents to be presented by such beneficiary in case of any drawing thereunder; (H) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (I) the purpose and nature of the requested Letter of Credit; (J) whether such Letter of Credit shall be an Auto-Extension Letter of Credit (as defined below); (K) [reserved]; (L) whether such Letter of Credit shall be issued under the rules of the ISP or the UCP; and (M) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as the L/C Issuer may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the L/C Issuer may, in its sole discretion, elect not to permit any such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (a “Drawing Request”), the L/C Issuer shall notify the Borrower of the receipt of such Drawing Request and of the date on which the L/C Issuer will honor such request (each such date, an “Honor Date”). Not later than the later of (x) 11:00 a.m. on such Honor Date in the case of Letters of Credit to be reimbursed in
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Dollars or the Applicable Time on the Honor Date with respect to Letters of Credit to be reimbursed in an Alternative Currency or (y) 11:00 a.m. one Business Day after the date the notice of such Drawing Request and the Honor Date has been given by the L/C Issuer to the Borrower (such date, the “Reimbursement Date”), the Borrower shall reimburse the L/C Issuer in Same Day Funds the amount of the Drawing Request and, if such payment is made after the Honor Date, plus interest on such amount at the Prime Rate plus the Applicable Rate from the Honor Date to the Reimbursement Date and thereafter at the Default Rate until all Unreimbursed Amounts in respect of such Letter of Credit have been paid in full by the Borrower to the L/C Issuer. In the case of a drawing under any Letter of Credit, (1) if such Letter of Credit is denominated in Dollars, the Borrower shall reimburse the L/C Issuer in Dollars and (2) if such Letter of Credit is denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.
(ii)    With respect to any Drawing Request, if Same Day Funds are not received by the L/C Issuer from the Borrower prior to 11:00 a.m. (or the Applicable Time in the case of any Letter of Credit to be reimbursed in an Alternative Currency) on the Honor Date in the amount of such Drawing Request, the L/C Issuer shall promptly notify the Borrower of the amount of the unreimbursed drawing (the “Unreimbursed Amount”). If such Unreimbursed Amount relates to a Letter of Credit issued in an Alternative Currency, such Unreimbursed Amount shall be the Dollar Equivalent (as calculated by the L/C Issuer using the Spot Rate) of the Drawing Request.
(iii)    With respect to any Drawing Request, the L/C Issuer shall promptly make the amount of the Drawing Request available to the beneficiary of such Letter of Credit on the Honor Date.
(d)    [Reserved].
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
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(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally;
(v)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. The L/C Issuer and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the L/C Issuer nor any of its Related Parties nor any correspondent or assignee of the L/C Issuer shall be liable for (i) any action taken or omitted in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the L/C Issuer nor any of its Related Parties nor any correspondent or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be
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invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply unless, for regulatory purposes, the rules of the UCP must apply. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, or the practice stated in the ISP or UCP, as applicable.
(h)    Letter of Credit Fees. The Borrower shall pay to the L/C Issuer a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, upon the request of the L/C Issuer, (i) while any Event of Default has occurred and is continuing under Section 8.01(e), all Letter of Credit Fees shall accrue at the Default Rate and (ii) if any Letter of Credit Fee is not paid when due (without regard to any applicable grace periods), such amount shall accrue at the Default Rate.
(i)    Documentary and Processing Charges. The Borrower shall pay to the L/C Issuer in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect, including an issuance fee of $250 for each Letter of Credit and an amendment fee of $150 for each amendment to a Letter of Credit. Such fees are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04    Cash Collateralization.
(a)    [Reserved].
(b)    If at any time the aggregate Outstanding Amount of the L/C Obligations exceeds the L/C Issuer's Commitment then in effect, promptly after the L/C Issuer’s giving the Borrower notice of such excess, the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount such that the aggregate Outstanding Amount of the L/C Obligations does not exceed the L/C Issuer's Commitment then in effect.
(c)    If the Obligations are accelerated pursuant to Section 8.02, and until the final expiration date of all Letters of Credit and thereafter so long as any L/C Obligations are payable hereunder, the Borrower shall immediately cash collateralize the Letters of Credit with Cash in an amount equal to 102% of the outstanding L/C Obligations and shall deposit such Cash in a special collateral account pursuant to arrangements satisfactory to the L/C Issuer at the L/C
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Issuer’s office in the name of the Borrower, but under the sole dominion and control of the L/C Issuer, for the benefit of the L/C Issuer.
(d)    Upon the request of the Borrower made within two Business Days following any Revaluation Date, the L/C Issuer will, so long as no Default then exists, release Cash Collateral to the Borrower to the extent that such Cash Collateral is no longer required pursuant to Section 2.04(b) or (c), as applicable.
(e)    The L/C Issuer may, at any time and from time to time after the initial deposit of Cash Collateral pursuant to Section 2.04(b) or (c), request additional Cash Collateral to the extent the amount of Cash Collateral provided pursuant thereto is less than the amount required pursuant to such Sections due to the exchange rate fluctuations.
2.05    Termination or Reduction of Commitment. The Borrower may, upon notice to the L/C Issuer, terminate, or from time to time permanently reduce, the Commitment; provided that (i) any such notice shall be received by the L/C Issuer not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect thereto the L/C Obligations would exceed the amount of the Commitment then in effect; provided, further, that a notice of termination or reduction may state that such notice is conditioned upon the effectiveness of any other credit facility or the closing of any securities offering, in which case such notice may be revoked (by notice to the L/C Issuer on or prior to the specified effective date) if such condition is not satisfied. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.
2.06    [Reserved].
2.07    [Reserved].
2.08    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)    Commitment Fee.    The Borrower shall pay to the L/C Issuer a commitment fee equal to 0.075% per annum times the actual daily amount by which the Commitment exceeds the L/C Obligations. The commitment fee shall accrue at all times during the Availability Period (excluding the last day thereof), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears.
(b)    Upfront Fee.    On the Closing Date, the Borrower shall pay a non-refundable upfront fee to the L/C Issuer in an amount equal to $131,250.00 (i.e., 0.075% of the Facility Amount). Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.09    Computation of Interest and Fees. All computations of interest and fees to be made hereunder and under any other Credit Document shall be made on the basis of a year consisting of (i) in the case of interest determined with reference to the Prime Rate, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under clause (i) and clause (ii), for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable. Each determination by
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the L/C Issuer of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.10    [Reserved].
2.11    Payments Generally. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the L/C Issuer at the L/C Issuer’s Office in Dollars or the applicable Alternative Currency and in Same Day Funds not later than 2:00 p.m. on the date specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars equal to the Dollar Equivalent of the Alternative Currency payment amount. All payments received by the L/C Issuer (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the L/C Issuer in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
2.12    Extension of Availability Period and Maturity Date
(a)    Request for Extension. The Borrower may, at any time during the Availability Period, by written notice in the form of Exhibit D to this Agreement to the L/C Issuer, request that the expiration of the Availability Period and the Maturity Date be extended by one year; provided that (i) the Borrower shall not be entitled to request more than two one-year extensions of the Availability Period and the Maturity Date under this Section 2.12, and (ii) the L/C Issuer shall have no obligation to agree to extend the Availability Period and the Maturity Date pursuant to this Section 2.12 and any election to do so shall be in the sole discretion of the L/C Issuer. If the L/C Issuer agrees in writing to extend the Availability Period as requested by the Borrower under this Section 2.12 and each of the conditions listed in paragraph (b) below are satisfied, the last day of the Availability Period and the Maturity Date shall be such date as is agreed in writing between the Borrower and the L/C Issuer.
(b)    Conditions to Effectiveness. Notwithstanding the foregoing, an extension of the Availability Period and the Maturity Date pursuant to this Section 2.12 shall not be effective unless:
(i)    no Default shall have occurred and be continuing;
(ii)    the representations and warranties contained in this Agreement shall be true and correct on and as of the date on which such extension of the Availability Period and the Maturity Date is agreed, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(iii)    the L/C Issuer shall have received in form and substance satisfactory to it such documents reasonably requested by the L/C Issuer in connection therewith; and
(iv)    all fees and expenses required in writing to be paid to the L/C Issuer on or before the date of such extension (including an upfront fee and all reasonable fees, charges and disbursements of counsel to the L/C Issuer, in each case to the extent
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invoiced or otherwise agreed in writing prior to the date of such extension) shall have been paid.
2.13    [Reserved].
2.14    [Reserved].
2.15    Cash Collateral.
(a)    [Reserved].
(b)    Grant of Security Interest. All Cash Collateral shall be maintained in a blocked, non-interest bearing deposit account at the L/C Issuer or such other Account Bank as is reasonably acceptable to the L/C Issuer; provided that such other Account Bank, the Borrower and the L/C Issuer have entered into a Control Agreement in respect of such deposit account. The Borrower hereby grants to (and subjects to the control of) the L/C Issuer a first priority security interest in all such cash and deposit accounts, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the Obligations and shall execute such additional documents as the L/C Issuer may reasonably request to ensure that the L/C Issuer has a first priority security interest in such Cash Collateral. If at any time the L/C Issuer determines that Cash Collateral is subject to any right or claim of any Person other than the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Obligations secured thereby, the Borrower will, promptly upon demand by the L/C Issuer, pay or provide to the L/C Issuer additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.04 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce obligations shall be released promptly following the L/C Issuer’s good faith determination that there exists excess Cash Collateral; provided, however, that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03).
ARTICLE III.    TAXES, YIELD PROTECTION; ETC.
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the L/C Issuer or the Borrower, then the L/C Issuer or the Borrower shall be entitled to make such deduction or withholding, taking into account the information and documentation to be delivered pursuant to subsection (e) below.
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(ii)    If the Borrower or the L/C Issuer shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the applicable Withholding Agent shall withhold or make such deductions as are determined in good faith by the applicable Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the L/C Issuer receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If the Borrower or the L/C Issuer shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the L/C Issuer, as required by such Laws, shall withhold or make such deductions as are determined in good faith by it to be required, taking into account the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the L/C Issuer, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the L/C Issuer receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the L/C Issuer timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications. The Borrower shall indemnify the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by the L/C Issuer or required to be withheld or deducted from a payment to the L/C Issuer and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the L/C Issuer shall be conclusive absent manifest error.
(d)    Evidence of Payments. Upon request by the Borrower or the L/C Issuer, as the case may be, after any payment of Taxes by the Borrower or by the L/C Issuer to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the L/C Issuer or the L/C Issuer shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the L/C Issuer, as the case may be.
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(e)    Status of L/C Issuer; Tax Documentation.
(i)    The L/C Issuer shall deliver to the Borrower, when reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the L/C Issuer, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes (including, for the avoidance of doubt, with respect to FATCA), (B) if applicable, the required rate of withholding or deduction, and (C) the L/C Issuer's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to the L/C Issuer by the Borrower pursuant to this Agreement or otherwise to establish the L/C Issuer's status for withholding tax purposes in the applicable jurisdiction.
(ii)    The L/C Issuer shall, on or before the date it becomes a party hereto, provide to the Borrower a properly completed IRS Form W-8BEN-E, W-9 or other applicable forms requested by the Borrower establishing that it is not subject to U.S. federal backup withholding.
(iii)    The L/C Issuer shall promptly (A) notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be disadvantageous to it, in the reasonable judgment of the L/C Issuer and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower make any withholding or deduction for taxes from amounts payable to the L/C Issuer.
(f)    Treatment of Certain Refunds. If the L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the L/C Issuer, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the L/C Issuer in the event the L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the L/C Issuer be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the L/C Issuer in a less favorable net after-Tax position than the L/C Issuer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
3.02    [Reserved].
3.03    [Reserved].
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3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the L/C Issuer;
(ii)    subject the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement or any Letter of Credit, or change the basis of taxation of payments to the L/C Issuer in respect thereof (except, in each case, for Indemnified Taxes or Other Taxes covered by Section 3.01 and any Excluded Tax payable by the L/C Issuer); or
(iii)    impose on the L/C Issuer any other condition, cost or expense affecting this Agreement or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to increase the cost to the L/C Issuer of issuing or maintaining such Letter of Credit, or to reduce the amount of any sum received or receivable by the L/C Issuer hereunder (whether of interest or any other amount) then, upon request of the L/C Issuer, the Borrower will pay to the L/C Issuer such additional amount or amounts as will compensate the L/C Issuer for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If the L/C Issuer determines that any Change in Law affecting the L/C Issuer or the L/C Issuer's Office regarding capital requirements has or would have the effect of reducing the rate of return on the L/C Issuer's capital, as a consequence of this Agreement, or a Letter of Credit issued by the L/C Issuer, to a level below that which the L/C Issuer could have achieved but for such Change in Law (taking into consideration the L/C Issuer's policies with respect to capital adequacy), then from time to time the Borrower will pay to the L/C Issuer such additional amount or amounts as will compensate the L/C Issuer for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of the L/C Issuer setting forth the amount or amounts necessary to compensate the L/C Issuer as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the L/C Issuer the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that the L/C Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses. Upon demand of the L/C Issuer from time to time, the Borrower shall promptly compensate the L/C Issuer for and hold the L/C Issuer harmless from any loss, cost or expense incurred by it as a result of any failure by the Borrower to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.
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3.06    Mitigation Obligations. If the L/C Issuer requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to the L/C Issuer or any Governmental Authority for the account of the L/C Issuer pursuant to Section 3.01, then the L/C Issuer shall use reasonable efforts to designate a different L/C Issuer's Office for funding or booking its Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) in each case, would not subject the L/C Issuer to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to the L/C Issuer. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the L/C Issuer in connection with any such designation or assignment.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all Obligations hereunder.
ARTICLE IV.    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial Credit Extension. The obligation of the L/C Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)    The L/C Issuer’s receipt of the following, each of which shall be originals or facsimiles or sent by electronic mail (followed promptly by originals upon request) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):
(i)    executed counterparts of this Agreement from the L/C Issuer and the Borrower;
(ii)    [reserved];
(iii)    an opinion, in form and substance reasonably satisfactory to the L/C Issuer, addressed to the L/C Issuer from (A) White & Case LLP, special U.S. counsel to the Borrower and (B) Conyers Dill & Pearman Limited, special Bermuda counsel to the Borrower;
(iv)    a certificate signed by a Responsible Officer of the Borrower, and attested to by the Secretary or any Assistant Secretary of the Borrower, together with (x) copies of its Organization Documents, (y) the resolutions relating to the Credit Documents and (z) an incumbency certificate evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents;
(v)    a certificate signed by a Responsible Officer of the Borrower (A) certifying that the conditions specified in Section 4.01(d) and Sections 4.02(a) and (b) have been satisfied, (B) either attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Credit Documents, and such consents, licenses and approvals shall be in full force and effect, or stating that no such consents, licenses or approvals are so required, and (C) certifying that there has been no event or circumstance since the date of the Audited Financial Statements, that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
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(b)    (i) Upon the reasonable request of the L/C Issuer made at least 5 days prior to the Closing Date, the Borrower shall have provided to the L/C Issuer, and the L/C Issuer shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least 3 days prior to the Closing Date and (ii) the Borrower shall have delivered to the L/C Issuer a Beneficial Ownership Certification in relation to the Borrower.
(c)    All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the L/C Issuer, and the L/C Issuer shall have received all information and copies of all certificates, documents and papers, including certificates of existence or good standing certificates, as applicable, and any other records of corporate proceedings and governmental approvals, if any, which the L/C Issuer reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.
(d)    The Borrower shall have a Financial Strength Rating of at least “A-.”
(e)    The L/C Issuer shall have received a letter from the Service of Process Agent indicating its consent to its appointment by the Borrower as its agent to receive service of process as specified in this Agreement.
(f)    Any fees required to be paid to the L/C Issuer on or before the Closing Date shall have been paid.
(g)    The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the L/C Issuer (directly to such counsel if requested by the L/C Issuer) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the L/C Issuer).
4.02    Conditions to all Credit Extensions. The obligation of the L/C Issuer to honor any L/C Application is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower contained in Article V (excluding, after the Closing Date, the representations and warranties set forth in Section 5.04 and Section 5.09(d)) or any other Credit Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.09 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(b)    No Default shall exist, or would result from such proposed Credit Extension.
(c)    The L/C Issuer shall have received a Letter of Credit Application in accordance with the requirements hereof.
Each Letter of Credit Application submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
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ARTICLE V.    REPRESENTATIONS AND WARRANTIES
The Borrower (solely as to itself and its Subsidiaries) represents and warrants to the L/C Issuer that:
5.01    Corporate Status. The Borrower and each of its Subsidiaries (i) is a duly organized (or where applicable, incorporated) and validly existing corporation, exempted company or business trust or other entity under the laws of the jurisdiction of its organization and has the corporate, exempted company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) where the concept is applicable, is in good standing under the laws of the jurisdiction of its organization and has been duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the case of this clause (ii), where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.02    Corporate Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Credit Documents. The Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.
5.03    No Contravention of Laws, Agreements or Organization Documents. Neither the execution, delivery and performance by the Borrower of this Agreement or the other Credit Documents to which it is a party nor compliance with the terms and provisions hereof or thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, except as would not have a Material Adverse Effect, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of, any material indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject, except as would not have a Material Adverse Effect, or (iii) will violate any provision of the Organization Documents of the Borrower or any of its Subsidiaries.
5.04    Litigation. There are no actions, suits or proceedings pending or threatened in writing involving the Borrower or any of its Subsidiaries (including, without limitation, with respect to this Agreement or any other Credit Document) that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.05    Use of Proceeds; Margin Regulations.
(a)    The Borrower shall use the Letters of Credit solely for the purpose of supporting its insurance obligations, obligations under reinsurance agreements and similar risk obligations.
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(b)    The issuance of any Letter of Credit will not violate or be inconsistent with the provisions of Regulation T, U or X of the FRB and no part of the proceeds of any Credit Extension will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.
5.06    Approvals. Any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document, has been obtained.
5.07    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
5.08    True and Complete Disclosure. All factual written information, other than information of a general economic or general industry nature, heretofore or contemporaneously furnished by the Borrower or any of its Subsidiaries to the L/C Issuer in writing (including, without limitation, all written information contained in the Credit Documents) for purposes of or in connection with this Agreement or any other Credit Document (taken as a whole) is, and all other factual written information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such Persons in writing to the L/C Issuer for purposes of or in connection with this Agreement or any other Credit Document will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other such information theretofore or contemporaneously furnished) not misleading at such time in light of the circumstances under which such information was provided. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is, to the knowledge of the Borrower, true and correct in all material respects.
5.09    Financial Condition; Financial Statements.
(a)    (i) The Audited Financial Statements, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the three months ended June 30, 2023 and the related consolidated statements of income, shareholders’ equity and cash flows, copies of which have been delivered to the L/C Issuer, fairly present in all material respects, in each case in conformity with GAAP, consistently applied, the consolidated financial position of the Parent and its Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated (subject, in the case of the financial statements referred to in clause (ii), to normal year-end audit adjustments and the absence of full footnote disclosure).
(b)    The summary unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022 and the related consolidated statement of income, copies of which have been delivered to the L/C Issuer, and the summary unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the three months ended June 30, 2023 and the related consolidated statement of income, copies of which have been delivered to the L/C Issuer, fairly present in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of such dates and their consolidated results of operations for such periods stated (subject, in the case of the aforementioned quarterly financial statements, to normal yearend audit adjustments and the absence of full footnote disclosure).
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(c)    [Reserved].
(d)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.10    Tax Returns and Payments. Except for failures that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Borrower and its Subsidiaries (i) have timely filed or caused to be timely filed with the appropriate taxing authority (taking into account any applicable extension within which to file) all income and other Tax returns (including any statements, forms and reports), domestic and foreign, required to be filed by the Borrower and its Subsidiaries, and (ii) have timely paid or caused to have timely paid all Taxes payable by them which have become due and assessments which have become due, except for those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower and its Subsidiaries, proposed or threatened by any authority regarding any income Taxes or any other Taxes relating to the Borrower or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Borrower or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No tax Liens have been filed and no claims are pending or, to the best knowledge of the Borrower or any of its Subsidiaries, proposed or threatened with respect to any taxes, fees or other charges for any taxable period that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.11    Compliance with ERISA.
(a)    Except as would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, the Borrower and its Subsidiaries and ERISA Affiliates (i) have not failed to satisfy the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each Plan and have maintained each Plan in compliance with the applicable provisions of ERISA and the Code, and (ii) have not incurred, or reasonably expect to incur, any liability to the PBGC or any Plan or Multiemployer Plan (other than to pay PBGC premiums or to make contributions in the ordinary course of business).
(b)    Except as would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made and (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.
(c)    The Borrower represents and warrants as of the Closing Date that the Borrower is not a Benefit Plan.
5.12    Subsidiaries. Set forth on Schedule 5.12 is a complete and correct list of all of the Subsidiaries of the Borrower as of the Closing Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented
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by such ownership interests. Except as disclosed on Schedule 5.12, as of the Closing Date, each of the Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on Schedule 5.12.
5.13    Compliance with Statutes, Etc. The Borrower and each of its Subsidiaries are in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, and have filed or otherwise provided all material reports, data, registrations, filings, applications and other information required to be filed with or otherwise provided to, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws), except where the failure to comply or file or otherwise provide would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All required regulatory approvals are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.14    Insurance Licenses. There is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) no sustainable basis for such a suspension, revocation or limitation, and (iii) no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above, has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Regulated Insurance Company transacts any insurance business, directly or indirectly, in any jurisdiction where such business requires any Insurance License of an Applicable Insurance Regulatory Authority or such jurisdiction except where the failure to have any such license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.15    [Reserved].
5.16    No Section 32 Direction. As of the date hereof, the Borrower has not received any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Bermuda Insurance Act.
5.17    Taxpayer Identification Number. The Borrower’s true and correct employer identification number is set forth on Schedule 10.02.
5.18    Representations as to Foreign Jurisdiction Matters. The Borrower represents and warrants to the L/C Issuer that:
(a)    The Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Credit Documents to which it is a party, and the execution, delivery and performance by the Borrower of the Credit Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which the Borrower is organized and existing in respect of its obligations under the Credit Documents.
(b)    The Credit Documents are in proper legal form under the Laws of the jurisdiction in which the Borrower is organized and existing for the enforcement thereof against the Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability
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or admissibility in evidence of the Credit Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Credit Documents that the Credit Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which the Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Credit Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization that has been made and is in full force and effect, or is not required to be made until such Credit Documents are sought to be enforced and (ii) any charge or tax that has been timely paid by or on behalf of the Borrower.
(c)    The execution, delivery and performance of the Credit Documents executed by the Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which the Borrower is incorporated or organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
5.19    Sanctioned Person.
(a)    Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower or any of its Subsidiaries, their respective directors, officers, employees or any agent or Affiliate thereof, (a) is an individual or entity that, or is owned or controlled by any individual or entity that, is (i) a person on the list of “Specially Designated Nationals and Blocked Persons” or any other sanctions list maintained by OFAC, the European Union or Her Majesty’s Treasury, (ii) the subject or target of any Sanctions or (iii) located, organized or resident in a Designated Jurisdiction, or (b) has received written notice of any action, suit or proceeding or accusation of wrongdoing against the Borrower or any of its Subsidiaries from an applicable Governmental Authority with respect to Sanctions.
(b)    The Borrower will not directly or, to its knowledge, indirectly, use the proceeds of any Letter of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person, in any Designated Jurisdiction in violation of applicable Law or in any other manner, in each case, that will result in a violation of Sanctions by any party hereto.
5.20    USA PATRIOT Act and Other Regulations.
(a)    The Borrower and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the Act.
(b)    No part of the proceeds of any Letter of Credit will be used by the Borrower or any of its Subsidiaries, directly or, to its knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, Bribery Act 2016 of Bermuda (as amended) or the Bribery Act 2010 (United Kingdom).
5.21    EEA Financial Institutions. The Borrower is not an EEA Financial Institution.
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ARTICLE VI.    AFFIRMATIVE COVENANTS
Until the Commitment has expired or been terminated, no Letters of Credit are outstanding, and all Unreimbursed Amounts and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees (solely as to itself and its Subsidiaries) with the L/C Issuer that:
6.01    Information Covenants. The Borrower will furnish to the L/C Issuer:
(a)    Annual Financial Statements.
(i)    By the earlier of 100 days after the close of each fiscal year of the Parent and the time that they are publicly filed, the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing selected by the Parent (which report shall not contain a “going concern” or like qualification or exception or any qualification or limitation as to the scope of such audit), which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Parent and its Subsidiaries as at the dates indicated and their consolidated results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.
(ii)    By the earlier of 120 days after the close of each fiscal year of the Borrower, and the time that they are publicly filed, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing selected by the Borrower (which report shall not contain a “going concern” or like qualification or exception or any qualification or limitation as to the scope of such audit), which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and their consolidated results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.
(iii)    By the earlier of 90 days after the close of each fiscal year of the Borrower and the time that they are publicly filed (or such later dates as may be required by the Bermuda Insurance Act and the Companies Act 1985 (as amended)), the Statutory Statements for the Borrower for such fiscal year.]
(b)    Quarterly Financial Statements.
(i)    By the earlier of 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Parent and the time that they are required to
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be publicly filed, consolidated balance sheets of the Parent and its Subsidiaries as at the end of such period and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Parent as presenting fairly in all material respects, in accordance with GAAP (except as specifically set forth therein; provided any exceptions or qualifications thereto must be acceptable to the L/C Issuer) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.
(ii)    By the earlier of 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower and the time that they are publicly filed, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income and consolidated statements of changes in shareholders’ equity of the Borrower and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Borrower as presenting fairly in all material respects, in accordance with GAAP (except as specifically set forth therein; provided any exceptions or qualifications thereto must be acceptable to the L/C Issuer) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal yearend audit adjustments and the absence of full footnote disclosure.
(iii)    As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower's quarterly Statutory Statements (if the Borrower is required to produce such Statutory Statements). As of the Closing Date, the Borrower is not required to deliver quarterly Statutory Statements.
(c)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b), a Compliance Certificate.
(d)    Notice of Default or Litigation. (x) Within five Business Days after any Responsible Officer of the Borrower obtains knowledge of the occurrence of any Default and/or any event or condition constituting, or which would reasonably be expected to have, a Material Adverse Effect, a certificate of a Financial Officer of the Borrower setting forth the details thereof and the actions which the Borrower (or the Parent or any of its Subsidiaries) is taking or proposes to take with respect thereto and (y) promptly after any Responsible Officer of the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower, the Parent, and/or any of their respective Subsidiaries which claim would reasonably be expected to have a Material Adverse Effect.
(e)    Change in Debt Rating. Promptly but in any event within one Business Day after notice of any announcement by Moody’s, S&P or A.M. Best of any change or possible change in a Debt Rating.
(f)    Other Statements and Reports. Promptly upon the mailing thereof to the security holders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed (unless same is publicly available via the SEC’s “EDGAR” filing system).
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(g)    SEC Filings. Promptly upon the filing thereof copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Parent shall have filed with the SEC or any national securities exchange (unless same is publicly available via the SEC’s “EDGAR” filing system); provided, that the Borrower may furnish only written notification of any filings of a Form 10-Q or Form 10-K with the SEC in lieu of the foregoing.
(h)    Insurance Reports and Filings.
(i)    [Reserved].
(ii)    As soon as available and in any event within 120 days after the end of each fiscal year of the Parent (but subject to the consent of the actuarial consulting firm referred to below), a report by an independent actuarial consulting firm of recognized national standing reviewing the adequacy of loss and loss adjustment expense reserves as at the end of the last fiscal year of the Parent and its Subsidiaries on a consolidated basis, determined in accordance with SAP and stating that the Regulated Insurance Companies have maintained adequate reserves, it being agreed that in each case such independent firm will be provided access to or copies of all relevant valuations relating to the insurance business of each such Regulated Insurance Company in the possession of or available to the Parent or its Subsidiaries.
(iii)    Promptly following notification thereof from a Governmental Authority, notification of the suspension, limitation, termination or non-renewal of, or the taking of any other action in respect of, any Insurance License that would reasonably be expected to have a Material Adverse Effect.
(i)    [Reserved.]
(j)    Section 32 Direction. Promptly following receipt thereof by the Borrower, notice of any direction or other notification received by the Borrower from the Bermuda Monetary Authority pursuant to Section 32 of the Bermuda Insurance Act.
(k)    KYC and Beneficial Ownership Regulation. Promptly following any request therefor, provide information and documentation reasonably requested by the L/C Issuer for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
(l)    Other Information. With reasonable promptness, such other information or existing documents (financial or otherwise) as the L/C Issuer may reasonably request from time to time.
Documents required to be delivered pursuant to Section 6.01(a), (b), (c), (f), (g) (to the extent any such documents are included in materials otherwise filed with the SEC) and (h) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the L/C Issuer has access (including, without limitation, the SEC’s “EDGAR” filing system website) (whether a commercial, third-party website or whether sponsored by the L/C Issuer); provided that the Borrower shall notify the L/C Issuer (by telecopier or electronic
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mail) of the posting of any such documents and, if requested, provide to the L/C Issuer by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything to the contrary contained herein, as long as the L/C Issuer is a lender under the BofA Credit Agreement, if the Borrower or Parent delivers documents or notices to Bank of America, N.A., as administrative agent under the BofA Credit Agreement, which would otherwise satisfy the obligations set forth in this Section 6.01, such document or notice shall be deemed to have been delivered pursuant to this Section 6.01, the obligations set forth in this Section 6.01 shall be deemed satisfied and no further delivery or notice shall be required.
6.02    Books, Records and Inspections. The Borrower will (i) keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in material conformity with GAAP or SAP, as applicable, shall be made of all dealings and transactions in relation to its business and activities; and (ii) subject to binding contractual confidentiality obligations of the Borrower and its Subsidiaries to third parties and to Section 10.07, permit, and will cause each of its Subsidiaries to permit, representatives of the L/C Issuer (at the L/C Issuer's expense prior to the occurrence of an Event of Default and at the Borrower’s expense after an Event of Default has occurred and is continuing) to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, in each case at such reasonable times as may be desired; provided that such visitations shall be limited to once per calendar year unless an Event of Default has occurred and is continuing. The Borrower agrees to cooperate and assist in such visits and inspections.
6.03    Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in the Subsidiary’s own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.
6.04    Payment of Taxes. Except for failures that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all income taxes and all other taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case, on a timely basis prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any Subsidiary of the Borrower shall be required to pay any such tax, assessment, charge, levy or claim so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.
6.05    Maintenance of Existence. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, its existence; provided that the Borrower shall not be required to maintain the existence of any of its Subsidiaries if the Borrower shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries taken as a whole. The Borrower will qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction where the Borrower or such Subsidiary, as the case may be, is required to be qualified, except in those jurisdictions in which the failure to receive or retain such qualifications would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
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6.06    Compliance with Statutes, Etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the noncompliance with which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
6.07    ERISA. Promptly after the Borrower or any of its Subsidiaries knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan or Foreign Pension Plan has occurred or exists, the Borrower will deliver to the L/C Issuer a certificate of the chief financial officer of the Borrower setting forth details respecting such event or condition and the action if any, that the Borrower, such Subsidiary or ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC or an applicable foreign governmental agency by the Borrower, such Subsidiary or ERISA Affiliate with respect to such event or condition):
(i)    any Reportable Event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan which would reasonably be expected to result in a liability to the Borrower or any of its Subsidiaries in excess of $5,000,000, other than events for which the 30 day notice period has been waived;
(ii)    the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan which, in either case, would reasonably be expected to result in a liability to the Borrower or any of its Subsidiaries in excess of $5,000,000;
(iii)    the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower, any of its Subsidiaries or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan which would reasonably be expected to result in a liability to the Borrower or any of its Subsidiaries in excess of $5,000,000;
(iv)    the receipt by the Borrower, any of its Subsidiaries or any of its ERISA Affiliates of notice from a Multiemployer Plan that the Borrower, any of its Subsidiaries or any of its ERISA Affiliates has incurred withdrawal liability under Section 4201 of ERISA in excess of $5,000,000 or that such Multiemployer Plan is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied in excess of $5,000,000 against the Borrower, any of its Subsidiaries or any of its ERISA Affiliates;
(v)    the institution of a proceeding by a fiduciary of any Plan or Multiemployer Plan against the Borrower, any of its Subsidiaries or any of its ERISA Affiliates to enforce Section 515 or 4219(c)(5) of ERISA asserting liability in excess of $5,000,000, which proceeding is not dismissed within 30 days; and
(vi)    that any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made, or that the Borrower or any Subsidiary of the Borrower may incur any material liability pursuant to any Foreign Pension Plan (other than to make contributions in the ordinary course of business).
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6.08    Maintenance of Licenses and Permits. The Borrower will, and will cause each of its Subsidiaries to, maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
6.09    Financial Strength Ratings. The Borrower will maintain at all times a Financial Strength Rating of at least “B++” by A.M. Best or “BBB+” from S&P.
6.10    End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates which are consistent with a fiscal year end as described above, provided that the Borrower shall not be required to comply with the foregoing with respect to any Subsidiary of the Borrower acquired after the Closing Date having a fiscal year ending on a date other than December 31 at the time of such acquisition.
6.11    [Reserved].
6.12    Anti-Corruption Laws; Sanctions. The Borrower shall conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the Bribery Act 2016 of Bermuda (as amended), the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such applicable anti-corruption laws and Sanctions.
ARTICLE VII.    NEGATIVE COVENANTS
Until the Commitment has expired or terminated, no Letters of Credit are outstanding, and all Unreimbursed Amounts and all fees payable hereunder have been paid in full, the Borrower covenants and agrees (solely as to itself and its Subsidiaries) with the L/C Issuer that:
7.01    Changes in Business and Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, engage (directly or indirectly) in any material business other than businesses in which they are engaged on the Closing Date and reasonable extensions thereof and other businesses that are complementary or reasonably related thereto.
7.02    Consolidations, Mergers, Sales of Assets and Acquisitions.
(a)    The Borrower will not, and will not permit any of its Subsidiaries to, consolidate, amalgamate or merge (collectively, “Merge”) with or into any other Person; provided that:
(i)    the Borrower may Merge with another Person if (x) no Default shall have occurred and be continuing or shall result therefrom and (y) the Borrower survives such Merger;
(ii)    [reserved];
(iii)    any Subsidiary of the Borrower may Merge with any other Subsidiary of the Borrower; and
(iv)    any Subsidiary of the Borrower that is not a BofA Designated Subsidiary Borrower may Merge with any other Person in connection with a Disposition permitted by Section 7.02(b).
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For the avoidance of doubt, in the case of an amalgamation, the amalgamated Person shall be deemed the surviving Person.
(b)    The Borrower will not, nor will it permit any of its Subsidiaries (other than an Insignificant Subsidiary) to, (x) sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 7.02(b) as a “Disposition” and any series of related Dispositions constituting but a single Disposition) all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), either in a single transaction or series of related transactions, or (y) make any offer or commitment to effect or complete any transactions prohibited by this Section 7.02(b) or enter into any agreement to do so, except in each case any Disposition by any Subsidiary of the Borrower of its properties or assets to the Borrower or to any Wholly-Owned Subsidiary of the Borrower and transactions permitted by Section 7.02(a) so long as no Event of Default has occurred and is continuing or would result therefrom.
7.03    Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, permit, create, assume, incur or suffer to exist any Lien on any asset, tangible or intangible, now owned or hereafter acquired by it, except:
(a)    Liens created pursuant to the BofA Credit Documents;
(b)    Liens existing on the Closing Date and listed on Schedule 7.03;
(c)    Liens securing repurchase agreements constituting a borrowing of funds by the Borrower or any Subsidiary of the Borrower in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;
(d)    Liens on assets of any Subsidiary of the Borrower arising pursuant to purchase money mortgages, capital leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) securing Indebtedness of the type described in clause (e) of the definition of “Permitted Subsidiary Indebtedness”;
(e)    Liens (x) on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or any of its Subsidiaries and not created in contemplation of such event or (y) securing Acquired Indebtedness so long as such Lien existed prior to the contemplated acquisition, was not created in contemplation of such acquisition and only relates to assets of the Person so acquired;
(f)    Liens securing obligations owed by the Borrower to any of its Subsidiaries or owed by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;
(g)    Liens securing insurance obligations of Subsidiaries of the Borrower owed by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower, in each case solely to the extent that such Liens are required or requested by ratings agencies, clients or brokers for such Person to maintain such insurance obligations;
(h)    Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust or similar arrangements formed, letters of credit issued, funds withheld or balances established, in each
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case, in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by such Regulated Insurance Company;
(i)    inchoate Liens for Taxes, assessments or governmental charges or levies not yet due or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(j)    Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
(k)    Licenses, sublicenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
(l)    easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
(m)    Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 8.01(g);
(n)    Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);
(o)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;
(p)    Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the clauses of this Section 7.03, provided that such Indebtedness is not increased (except to pay premiums, accrued interest and expenses incurred in such refinancing) and is not secured by any additional assets;
(q)    Liens in respect of property or assets of any Subsidiary of the Borrower securing Indebtedness of the type described in clauses (c) and (j) of the definition of “Permitted Subsidiary Indebtedness” provided the termination amount or the amount(s) determined as the mark-to-market value(s) for such Indebtedness does not exceed $500,000,000 at any one time outstanding;
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(r)    Liens in respect of property or assets of any Subsidiary of the Borrower securing Indebtedness of the type described in clauses (d), (f) and (l) of the definition of “Permitted Subsidiary Indebtedness”;
(s)    Liens in respect of property or assets of any Subsidiary of the Borrower securing Indebtedness of the type described in clause (i) of the definition of “Permitted Subsidiary Indebtedness”; provided that the aggregate principal amount of the outstanding Indebtedness secured by such Liens shall not, when added to the aggregate principal amount of all outstanding obligations of the Parent secured by Liens incurred pursuant to Section 7.03(t) exceed at any time 15% of Consolidated Net Worth of the Parent at the time of incurrence of any new Liens permitted by this clause (s);
(t)    Liens arising in connection with securities lending arrangements entered into by the Borrower or any of its Subsidiaries with financial institutions in the ordinary course of business so long as any securities subject to any such securities lending arrangement do not constitute collateral under any BofA Security Document;
(u)    Liens on cash and securities (other than Equity Interests of the Borrower or any of its Subsidiaries) securing Permitted L/C Facilities;
(v)    in addition to the Liens described in the other clauses of this Section 7.03, Liens securing obligations of the Borrower or any of its Subsidiaries; provided that the aggregate principal amount of the outstanding obligations secured by such Liens shall not exceed at any time 15% of Consolidated Net Worth of the Parent at the time of incurrence of any Liens permitted by this clause (v);
(w)    Liens on cash or securities of Regulated Insurance Companies securing Indebtedness owing to a Federal Home Loan Bank by such Regulated Insurance Companies; and
(x)    Liens on eligible collateral under TALF securing Indebtedness incurred under TALF.
7.04    Indebtedness. The Borrower will not permit any of its Subsidiaries to, and will not, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for (i) the Obligations, (ii) Indebtedness under the Permitted L/C Facilities and the BofA Credit Agreement and (iii) Permitted Subsidiary Indebtedness.
7.05    Dissolution. The Borrower will not suffer or permit any dissolution, winding-up or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 7.02.
7.06    Restricted Payments. The Borrower will not permit the Parent to declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Parent or to sell any Equity Interest therein (each of the foregoing a “Dividend” and, collectively, “Dividends”), except that the Parent and its Subsidiaries may declare and pay Dividends (x) if, at the time of and after giving effect to such dividend, no Event of Default under Sections 8.01(a), 8.01(c) (solely with respect
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to Section 7.07 or Section 7.08), 8.01(d)(i)(x), 8.01(d)(ii) or 8.01(e) shall have occurred and be continuing or (y) with respect to any Preferred Security issued by the Parent or any of its Subsidiaries, if, at the time of and after giving effect to such Dividend, no Event of Default under Sections 8.01(a), 8.01(d)(i)(x), 8.01(d)(ii) or 8.01(e) shall have occurred and be continuing.
7.07    Maximum Parent Leverage Ratio. The Borrower will not permit the Parent Leverage Ratio on the last day of any fiscal quarter or fiscal year of the Parent to be greater than 0.35:1.00.
7.08    Minimum Consolidated Tangible Net Worth. The Borrower will not permit its Consolidated Tangible Net Worth at any time to be less than $10,511,984,919.
7.09    Private Act. The Borrower will not become subject to a Private Act.
7.10    Sanctions. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, for the purpose of funding any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, would result in a violation of Sanctions by such person, or in any other manner that will result in a violation by any individual or entity participating in the Transactions of Sanctions.
7.11    Anti-Corruption Laws. To its knowledge, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly use the proceeds of any Credit Extension for any purpose which would result in a material violation of the FCPA, the Bribery Act 2016 of Bermuda (as amended), the UK Bribery Act 2010, or other similar applicable legislation in other jurisdictions.
ARTICLE VIII.    EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Payments. The Borrower shall (i) default in the payment when due of any Reimbursement Obligation in respect of any Letter of Credit, (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any fees payable pursuant to the Credit Documents or (iii) default in the prompt payment following notice or demand in respect of any other amounts owing hereunder or under any other Credit Document; or
(b)    Representations, Etc. Any representation, warranty or material statement made or deemed made pursuant to the last sentence of Section 5.02 by the Borrower herein or in any other Credit Document or in any certificate or material statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
(c)    Covenants. (A) The Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 2.04, Section 6.01(d) (solely with respect to any notice of Default), 6.02(ii), 6.05 (but only with respect to the legal existence of the Borrower), 6.09 or Article VII, or (B) the Borrower shall default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01(a) or 8.01(c)(A)) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of 30 days after knowledge of a Responsible Officer of the Borrower or written notice to the Borrower from the L/C Issuer; or
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(d)    Default under other Agreements. (i) The Parent or any of its Subsidiaries shall (x) default in any payment with respect to Indebtedness (other than the Obligations) in excess of $100,000,000 individually or in the aggregate, for the Parent and its Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration, or any lapse of time prior to the effectiveness of any notice of acceleration, is required), any such Indebtedness to become due prior to its stated maturity; or (ii) Indebtedness of the Parent or its Subsidiaries in excess of $100,000,000 shall be declared to be due and payable other than in accordance with the terms of such Indebtedness or required to be prepaid, other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; or
(e)    Bankruptcy, Etc. The Parent or any of its Subsidiaries (other than Insignificant Subsidiaries) shall commence a voluntary case concerning itself under any Debtor Relief Law; or an involuntary case is commenced against the Parent or any of its Subsidiaries (other than Insignificant Subsidiaries) and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian is appointed for, or takes charge of, all or substantially all of the property of the Parent or any of its Subsidiaries (other than Insignificant Subsidiaries); or the Parent or any of its Subsidiaries (other than Insignificant Subsidiaries) commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator, liquidator or provisional liquidator (collectively, a “conservator”) or, for the purposes of United Kingdom law, an administrator or administrative receiver, of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction, Part XIII of the Bermuda Companies Law and the Companies (Winding-Up) Rule 1982 (as amended) or U.K. Insolvency Act whether now or hereafter in effect relating to the Parent or any of its Subsidiaries (other than Insignificant Subsidiaries); or any such proceeding is commenced against (i) any Regulated Insurance Company (other than any Regulated Insurance Company that is an Insignificant Subsidiary) which is engaged in the business of underwriting insurance and/or reinsurance in the United States, or (ii) the Parent or any of its Subsidiaries (other than Insignificant Subsidiaries or any Regulated Insurance Company described in the immediately preceding clause (i)) to the extent such proceeding is consented to by such Person, and in the case of either clause (i) or (ii) remains undismissed for a period of 60 days; or the Parent or any of its Subsidiaries (other than Insignificant Subsidiaries) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (x) any Regulated Insurance Company (other than any Regulated Insurance Company that is an Insignificant Subsidiary) which is engaged in the business of underwriting insurance and/or reinsurance in the United States suffers any appointment of any conservator or the like for it or any substantial part of its property, or (y) the Parent or any of its Subsidiaries (other than Insignificant Subsidiaries or any Regulated Insurance Company described in the immediately preceding clause (x)) consents to any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Parent or any of its Subsidiaries (other than Insignificant Subsidiaries) makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent or any of its Subsidiaries (other than Insignificant Subsidiaries) for the purpose of effecting any of the foregoing; or
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(f)    ERISA. (i) An event or condition specified in Section 6.07 shall occur or exist with respect to any Plan or Multiemployer Plan or Foreign Pension Plan, (ii) the Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall fail to pay when due any amount which they shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan or (iii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated, and as a result of such event, failure or condition, together with all such other events, failures or conditions, the Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall incur a liability to a Plan, a Multiemployer Plan, a Foreign Pension Plan or PBGC (or any combination of the foregoing) which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or
(g)    Judgments. One or more final judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving a liability (net of insurance and reinsurance as to which the insurer has not disclaimed liability), of $100,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for the Parent and its Subsidiaries and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof; or
(h)    Insurance Licenses. Any one or more Insurance Licenses of the Parent or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such action would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or
(i)    [Reserved]
(j)    Change of Control. A Change in Control shall occur; or
(k)    Section 32 Direction. The Borrower shall receive any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act 1978 of Bermuda.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the L/C Issuer may take any or all of the following actions:
(a)    declare the commitment and obligation of the L/C Issuer to make Credit Extensions to be terminated, whereupon such commitment and obligation shall be terminated;
(b)    declare all amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize any outstanding Letters of Credit with Cash in an amount equal to 102% of the Dollar Equivalent of the amount available to be drawn under all such Letters of Credit;
(d)    [reserved]; and
(e)    exercise all rights and remedies available to it under the Credit Documents;
provided, however, that upon the occurrence of an event described in Section 8.01(e) with respect to the Borrower under an applicable Debtor Relief Law, the obligation of the L/C Issuer to make Credit Extensions shall automatically terminate, all unpaid amounts owing hereunder as aforesaid shall automatically become due and payable, and the obligation of the Borrower to
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Cash Collateralize the Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the L/C Issuer. The L/C Issuer shall provide written notice of any such action to the -Borrower but failure to provide such notice shall not prevent the L/C Issuer from taking any such action.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15, be applied in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than Letter of Credit Fees and Reimbursement Obligations) payable to the L/C Issuer (including fees, charges and disbursements of counsel to the L/C Issuer and amounts payable under Article III);
Second, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and Reimbursement Obligations;
Third, to the L/C Issuer to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Third above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn, terminated, cancelled or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX.    [RESERVED]
ARTICLE X.    MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the L/C Issuer and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower or to the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02.
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Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the L/C Issuer, provided that the foregoing shall not apply to notices to the L/C Issuer pursuant to Article II if the L/C Issuer has notified the Borrower that it is incapable of receiving notices under such Article by electronic communication. The L/C Issuer or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the L/C Issuer otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    [Reserved.]
(d)    Change of Address, Etc. The Borrower and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other party hereto.
(e)    Reliance by L/C Issuer. The L/C Issuer shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the L/C Issuer and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the L/C Issuer may be recorded by the L/C Issuer, and the Borrower hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by the L/C Issuer to exercise, and no delay by the L/C Issuer in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
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10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall be liable for and shall pay, (i) all reasonable out-of-pocket expenses incurred by the L/C Issuer and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the L/C Issuer and its Affiliates and of any local or foreign counsel reasonably deemed appropriate by such counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the L/C Issuer (including the fees, charges and disbursements of any counsel for the L/C Issuer; provided such fees, charges and disbursements shall be limited to any local or foreign counsel reasonably deemed appropriate by such counsel), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the L/C Issuer and each Related Party of the L/C Issuer (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of a law firm as counsel for all Indemnitees in connection with any event or circumstance giving rise to claims hereunder except that if, in the reasonable opinion of an Indemnitee, representation of all Indemnitees by one firm as counsel would be inappropriate due to the existence of an actual or potential conflict of interest, the Borrower shall reimburse the reasonable fees and charges of no more than the number of additional law firms as counsel for the various Indemnitees as is necessary to avoid any such actual or potential conflict of interest), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any of its Subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.01), (ii) any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR
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IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. For the avoidance of doubt, this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    [Reserved.]
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable promptly after written demand therefor.
(f)    Survival. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all Obligations.
10.05    [Reserved.]
10.06    Successors and Assigns.
(a)    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder to any Person without the prior written consent of the L/C Issuer. The L/C Issuer may assign or otherwise transfer to any Eligible Assignee any of its rights or obligations hereunder and the other Credit Documents by way of assignment or participation. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of the L/C Issuer) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Certain Pledges. The L/C Issuer may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of the L/C Issuer, including any pledge or assignment or grant of a security interest to secure
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obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment, or grant of a security interest, shall release the L/C Issuer from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for the L/C Issuer as a party hereto.
10.07    Treatment of Certain Information; Confidentiality. The L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the NAIC), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or any prospective assignee of any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to the L/C Issuer or any of its respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. In addition, the L/C Issuer may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the L/C Issuer in connection with the administration of this Agreement, the other Credit Documents, and the Commitment.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
The L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, the L/C Issuer and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general
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or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to the L/C Issuer, irrespective of whether or not the L/C Issuer shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the L/C Issuer and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the L/C Issuer or its Affiliates may have. The L/C Issuer agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the L/C Issuer shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the L/C Issuer exceeds the Maximum Rate, the L/C Issuer may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the L/C Issuer and when the L/C Issuer shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the L/C Issuer, regardless of any investigation made by the L/C Issuer or on their behalf and notwithstanding that the L/C Issuer may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
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10.13    [Reserved].
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. ON OR PRIOR TO THE CLOSING DATE, THE BORROWER SHALL APPOINT THE SERVICE OF PROCESS AGENT, WITH AN OFFICE ON THE DATE HEREOF AT 1221 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10020, UNITED STATES, AS ITS AGENT TO RECEIVE ON ITS BEHALF AND ITS PROPERTY SERVICE OF THE SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, PROVIDED THAT A COPY OF SUCH PROCESS IS ALSO MAILED IN THE MANNER PROVIDED IN SECTION 10.02. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWER IN CARE OF THE SERVICE OF PROCESS AGENT AT THE SERVICE OF PROCESS AGENT’S ABOVE ADDRESS, AND THE BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE SERVICE OF PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
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10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the L/C Issuer are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the L/C Issuer on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the L/C Issuer is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the L/C Issuer does not have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the L/C Issuer and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the L/C Issuer does not have any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the L/C Issuer with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, amendments or other modifications, Letter of Credit Applications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the L/C Issuer, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the L/C Issuer is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the L/C Issuer pursuant to procedures approved by it.
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10.18    USA PATRIOT Act. The L/C Issuer hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the L/C Issuer to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the L/C Issuer, provide all documentation and other information that the L/C Issuer requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.19    Time of the Essence. Time is of the essence of the Credit Documents.
10.20    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the L/C Issuer could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the L/C Issuer hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the L/C Issuer of any sum adjudged to be so due in the Judgment Currency, the L/C Issuer may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the L/C Issuer from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the L/C Issuer against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the L/C Issuer in such currency, the L/C Issuer agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
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(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
10.22    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.23    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.
(b)    As used in this Section 10.23, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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[Signature Pages Follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ARCH REINSURANCE LTD.,
as the Borrower
By:	/s/ Jerome Halgan
Name:	Jerome Halgan
Title:	Chief Executive Officer

[Signature Page to Letter of Credit Facility Agreement]

LLOYDS BANK CORPORATE MARKETS PLC,
as the L/C Issuer
By:	/s/ Catherine Lim
Name:	Catherine Lim
Title:	Assistant Vice President

By:	/s/ Tina Wong
Name:	Tina Wong
Title:	Assistant Vice President

[Signature Page to Letter of Credit Facility Agreement]